FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

Cutera Reports Fourth Quarter 2010 Results

BRISBANE, Calif., February 2, 2011 -- Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the fourth quarter ended December 31, 2010.

Fourth quarter 2010 revenue was $15.2 million, compared to $15.4 million in the same period last year.  Net loss for the fourth quarter of 2010 was $1.3 million, or $0.09 per diluted share.

Kevin Connors, President and CEO of Cutera, stated, “Our fourth quarter and annual 2010 revenue remained flat, compared to the same periods in 2009. During the fourth quarter of 2010, US revenue increased by 9%, compared to the fourth quarter of 2009, due primarily to the sales productivity initiatives recently implemented and the launch of our Genesis Plus product. Although our international revenue declined by 7% during the fourth quarter of 2010, compared to the fourth quarter of 2009, we generated record revenue in Japan as a result of the strong performance of all products, including our recently added Filler and Cosmeceutical products.”

“We are encouraged with the significant progress made to date on our new product development efforts.  In the fourth quarter of 2010, we continued our launch of our Genesis Plus product and we are pleased with the initial market response.  This is a standalone product for the treatment of toenail fungus (CE mark approved and FDA clearance pending) as well as a rejuvenation application. We are on target to introduce at the American Academy of Dermatology meeting this weekend our “top of class” vascular laser- Excel V-  which already has an FDA clearance for broad vascular applications.  In addition, we plan to release an additional new product in the second half of 2011.”

“We are excited about Len DeBenedictis joining our management team as Chief Technical Officer and believe he will bring an increased focus to the critical role of leading our research and product development efforts. Further, we are pleased with the strengthening of our sales management team through the addition of Michael Poole as Vice President of North American Sales, who will focus on this historically significant geographical market. This management change will allow Chris West to dedicate his time to further develop our Japan and Asia Pacific markets. We believe these strategic changes significantly strengthen our executive management team and position us for growth in 2011 and beyond.”

Mr. Connors concluded, “We remain focused on key initiatives to increase future revenue levels and leverage our business model, which we expect will result in improved performance and cash generation in 2011.  As the near-term prospects for our industry have stabilized,  we believe that our worldwide distribution network, strong balance sheet with approximately $97 million in cash and investments – with no debt – a broad portfolio of products, and various research and development projects underway, offer continuing, long-term opportunities for our company.”

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on February 2, 2011. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on February 16, 2011. In addition, you may call (877) 407-0784 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to leverage its business model, increase revenue, generate additional cash, increase profitability, realize benefits from changes in management, develop and commercialize existing and new products and applications, and statements regarding long-term prospects and opportunities are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein.  Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include the current economic uncertainty, which may reduce consumer demand for its products, cause potential customers to delay their purchase decisions and make it more difficult for some potential customers to obtain credit financing; its ability to increase revenue, manage costs and expenses and improve sales productivity and  performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to its operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 1, 2010. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's fourth quarter ended December 31, 2010 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$12,519	$21,703	$22,829
Marketable investments	77,484	69,154	76,780
Accounts receivable, net	4,208	3,024	3,327
Inventories	6,448	7,144	6,408
Deferred tax asset	63	204	175
Other current assets and prepaid expenses	2,740	2,855	2,785
Total current assets	103,462	104,084	112,304

Property and equipment, net	597	624	847
Long-term investments	6,784	6,683	7,275
Intangibles, net	637	685	829
Deferred tax asset, net of current portion	325	97	97
Total assets	$111,805	$112,173	$121,352

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,296	$1,701	$1,081
Accrued liabilities	6,194	5,821	9,048
Deferred revenue	5,633	5,757	6,160
Total current liabilities	13,123	13,279	16,289

Deferred rent	1,501	1,504	1,493
Deferred revenue, net of current portion	1,287	1,302	1,968
Income tax liability	477	566	749
Total liabilities	16,388	16,651	20,499

Stockholders’ equity:
Common stock	14	14	13
Additional paid-in capital	90,423	89,296	85,248
Retained earnings	6,736	8,016	17,254
Accumulated other comprehensive loss	(1,756)	(1,804)	(1,662)
Total stockholders' equity	95,417	95,522	100,853
Total liabilities and stockholders' equity	$111,805	$112,173	$121,352

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Net revenue	$15,216	$12,092	$15,416
Cost of revenue	6,233	5,661	5,783
Gross profit	8,983	6,431	9,633

Operating expenses:
Sales and marketing	6,123	5,799	6,100
Research and development	2,173	1,871	1,888
General and administrative	2,238	2,352	2,063
Total operating expenses	10,534	10,022	10,051
Loss from operations	(1,551)	(3,591)	(418)
Interest and other income, net	144	132	174
Loss before income taxes	(1,407)	(3,459)	(244)
Benefit for income taxes	(127)	-	(251)
Net income (loss)	$(1,280)	$(3,459)	$7

Net income (loss) per share:
Basic and Diluted	$(0.09)	$(0.25)	$-

Weighted-average number of shares used in per share calculations:
Basic	13,622	13,589	13,427
Diluted	13,622	13,589	13,610

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Cash flows from operating activities:
Net income (loss)	$(1,280)	$(3,459)	$7
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Stock-based compensation	980	1,081	840
Tax benefit from stock-based compensation	8	-	111
Excess tax deficit related to stock-based compensation	(8)	-	(23)
Depreciation and amortization	157	167	196
Provision for excess and obsolete inventories	18	131	364
Provision for doubtful accounts receivable	(31)	(7)	(25)
Gain on sale of marketable investments, net	-	(8)	-
Change in deferred tax asset	(87)	(19)	(28)
Changes in assets and liabilities:
Accounts receivable	(1,153)	807	(667)
Inventories	678	(320)	1,112
Other current assets and prepaid expenses	553	688	339
Accounts payable	(405)	206	(131)
Accrued liabilities	412	148	1,728
Deferred rent	(42)	(48)	(16)
Deferred revenue	(139)	(212)	(498)
Income tax liability	(89)	(166)	(133)
Net cash provided by (used in) operating activities	(428)	(1,011)	3,176

Cash flows from investing activities:
Acquisition of property and equipment	(82)	(35)	(56)
Proceeds from sales of marketable and long-term investments	4,030	9,099	7,120
Proceeds from maturities of marketable investments	8,370	14,810	975
Purchase of marketable investments	(21,220)	(32,884)	(22,860)
Net cash used in investing activities	(8,902)	(9,010)	(14,821)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	138	27	149
Excess tax benefit related to stock-based compensation	8	-	23
Net cash provided by financing activities	146	27	172

Net decrease in cash and cash equivalents	(9,184)	(9,994)	(11,473)
Cash and cash equivalents at beginning of period	21,703	31,697	34,302
Cash and cash equivalents at end of period	$12,519	$21,703	$22,829

CUTERA, INC.
CONSOLIDATED REVENUE HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,	% of	September 30,	% of	December 31,	% of
	2010	Revenue	2010	Revenue	2009	Revenue
Revenue By Geography:
United States	$5,793	38%	$4,214	35%	$5,298	34%
International	9,423	62%	7,878	65%	10,118	66%
	$15,216		$12,092		$15,416

Revenue By Product Category:
Products (1)	$8,920	58%	$5,767	48%	$8,083	52%
Upgrades	869	6%	1,414	12%	2,036	13%
Service	3,314	22%	3,166	26%	3,327	22%
Titan hand piece refills	934	6%	647	5%	1,524	10%
Dermal fillers and cosmeceuticals (1)	1,179	8%	1,098	9%	446	3%
	$15,216		$12,092		$15,416

(1) Beginning in 2010, we classified revenue from dermal fillers and cosmeceuticals product in the revenue category ‘Dermal fillers and cosmeceuticals.’ Previously, we classified these sales in the revenue category ‘Products.’ As such, we reclassified the 2009 revenue from ‘Products’ to ‘Dermal fillers and cosmeceuticals.’